Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of FGI Industries Ltd. on Form S-8 of our report dated June 06, 2021 with respect to our audits of the consolidated financial statements of FGI Industries Ltd. as of December 31, 2020 and 2019 and for each of the two years in the period December 31, 2020 appearing in the Prospectus of FGI Industries Ltd. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Melville, NY

January 26, 2022